FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-282099-14

From: Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 05/21/26 08:57:42 UTC-4:00
Subject: BANK5 2026-5YR22 - NEW ISSUE **STATUS/B CHECK**

BANK5 2026-5YR22 - NEW ISSUE **STATUS/B CHECK**

FIXED-RATE CMBS OFFERING

Co-Lead Managers & Bookrunners:	Wells Fargo Securities, LLC, BofA Securities, Inc., Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC
Co-Managers:	Academy Securities, Inc., Drexel Hamilton, LLC, and Siebert Williams Shank & Co., LLC

Publicly Offered Certificates

Class	Expected Ratings (Fitch/Moody's/MDBRS)	Available Size ($MM)	CE%	WAL (YRS)	Principal Window	UW NOI DY%	LTV%	Guidance	STATUS/ON	AVAIL	1x	CHECK
A-1	AAAsf/Aaa(sf)/AAA(sf)	$1.563	30.000%	2.86	1–57	15.0%	42.1%	AUCTIONED
A-2*	AAAsf/Aaa(sf)/AAA(sf)	[$200.000]	30.000%	[4.78]	[57-58]	15.0%	42.1%	J+LCF-2	\~90%**
A-3*	AAAsf/Aaa(sf)/AAA(sf)	[$381.284]	30.000%	[4.89]	[58-59]	15.0%	42.1%	J+78A	/ COMBINED
A-S	AAAsf/A1(sf)/AAA(sf)	$75.979	20.875%	4.93	59-59	13.3%	47.6%	J+110A	~2x/~2.45x	+110	EXP	LAUNCH
B	AA-sf/NR/AA(sf)	$43.713	15.625%	4.93	59–59	12.4%	50.7%	J+135-140	~5.9x/~10x	+135	CHECK
C	A-sf/NR/A(sf)	$33.306	11.625%	4.93	59–59	11.9%	53.1%	J+175A	~2.95x/~3.75x	+175	EXP	LAUNCH

*Sizes, WAL’s and Windows are subject to change as detailed in the attached Term Sheet

**There is size protection in the class

Classes AS, B, and C are subject

Privately Offered Certificates

Class	Expected Ratings (Fitch/Moody's/MDBRS)	Available Size ($MM)	CE%	WAL (YRS)	Principal Window	UW NOI DY%	LTV%	IPTs	STATUS
D	BBB-sf/NR/BBB(sf)	$28.101	8.250%	4.93	59-59	11.4%	55.1%	J+425A	-> 450A ~45%**

**There is size protection in the class

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-282099) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing

wfs.cmbs@wellsfargo.com.

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see: https://www.wellsfargo.com/com/disclaimer/wfsjb4. This chat will be retained and may be monitored.